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                                                                    EXHIBIT 99.1




                                         NEWS RELEASE
                                         FOR MORE INFORMATION CONTACT:
                                         Michael W. Carrie
                                         Executive Director / CFO
                                         (248) 312-2000

                                         FOR IMMEDIATE RELEASE




FLAGSTAR REPORTS SECOND QUARTER RESULTS

FLAGSTAR ANNOUNCES NET EARNINGS OF $1.34 PER SHARE, UP 211.6%
MORTGAGE BANKING OPERATION TURNS IN ANOTHER RECORD QUARTER
RETAIL BANKING PROFITS CONTINUE TO INCREASE


Troy, Mich. (July 17, 2003) - Flagstar Bancorp, Inc. (NYSE:FBC), today released record quarterly earnings of $85.6 million, or $1.34 per share -- diluted. These earnings compare to $26.4 million, or $0.43 per share -- diluted, reported in the comparable 2002 period.

HIGHLIGHTS IN THE QUARTER INCLUDE:

-    An annualized return on average equity of 69.6%;

-    An annualized return on average assets of 3.48%;

- The assets of the Company surpassed the $10 billion milestone for the first time;

- A second quarter annualized balance sheet growth of 28.0%, including an annualized increase of 7.0% in the deposit portfolio and an annualized growth of 54.4% in the investment loan categories;

-    Net interest income of $51.1 million;

-    A record amount of mortgages serviced for others of $29.0 billion;

-    A record amount of servicing revenue during the quarter, $24.7 million;

-    A record second quarter mortgage production volume of $17.5 billion;

-    A record gain on loan sale spread of 90 basis points;

- A record monthly mortgage production volume of $6.5 billion reported for June;

-    A second quarter operating efficiency ratio of 31.9%.



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RETAIL BANKING; PROFITS CONTINUE TO INCREASE

The Company's profits from its retail banking operation continued to rise but were overshadowed by the comparable increase in the mortgage banking operation. During the quarter, the retail banking group provided 19.6% of pretax earnings compared to 50.0% for all of 2002 and 39.2% reported in the first quarter of 2003. On a sequential quarter basis, earnings from the retail banking operations were up an annualized 13.5%. The Company opened 4 banking centers during the quarter.

Flagstar's deposits were $5.3 billion at June 30, 2003 compared with $4.4 billion at December 31, 2002 and $5.2 billion at March 31, 2003. At June 30, 2003, transaction account balances, including checking, savings, and money market accounts, represented $1.8 billion, compared with $1.3 billion at December 31, 2002. On a sequential quarter basis, the Company reduced its cost of funds on deposits by 12 basis points.

As a part of its asset-liability management, the Company's $2.0 billion growth in the balance sheet since year-end included a $0.9 billion increase in deposits. This increase included a $0.5 billion increase in retail deposits, $0.1 billion increase in public funds and a $0.3 billion increase in wholesale deposits.

The Company's retail certificate of deposit portfolio carries a weighted rate of 3.59% and a weighted term of 20.0 months at June 30, 2003.

The Public Funds Unit, which opened during 2001, totals $0.9 billion in funds from local governmental entities within the Company's retail market area. These deposits carry a weighted rate of 1.58% and a weighted term of 2.0 months at June 30, 2003.

The wholesale deposits are offerings comprised of strategically placed durations which are provided to a national audience. These deposits carry a weighted rate of 3.33% and a weighted term of 30.3 months at June 30, 2003.

NET INTEREST INCOME VOLUME GROWS WITH BALANCE SHEET INCREASE

Net interest was reported at $51.1 million compared to $46.5 million in the comparable period last year and $53.6 million in the March 2003 quarter. The net interest margin for the quarter was 2.26%, compared with 3.05% for the same period last year. The large decrease in the interest margin was primarily caused by the 148 basis point decrease in the yield on the earning asset portfolio which was not offset by the 73 basis point decrease in liability costs.

On a sequential quarter basis, the Company's net interest income decreased $2.5 million. The net interest margin decreased 43 basis points from the 2.69% recorded in the first quarter of 2003. The quarterly decrease was caused by a 53 basis point decrease in the interest rate spread that was made up of a 70 basis point decline in the yield on the earning asset portfolio and a 17 basis point decrease on the cost of interest bearing liabilities.




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RECORD LOAN SALE GAINS

Gains recorded on the sales of mortgage loans reached $155.9 million during the quarter ended June 30, 2003 from $25.1 million in the comparable 2002 period. This increase was attributable to the $10.5 billion increase in the amount of loans sold during the quarter. The gain on sale profit margin equaled 90 basis points in the second quarter of 2003 versus 37 basis points in the second quarter of 2002. This increased profit margin was a product of the increased loan volumes and the low interest rate environment experienced during the quarter.

As previously reported, the Company originated a second quarter record $17.5 billion in residential mortgage loans. This production level compares to the $7.5 billion originated in the comparable 2002 period. In June, Flagstar closed a monthly corporate record $6.5 billion in mortgage loans.

OUTLOOK

"The second quarter was our best quarter ever in our mortgage banking operation. We had record monthly originations in June and we begin the third quarter with a record pipeline of locked loans. On a going forward basis, we expect a slight slowdown from the second quarter, but we still expect a monthly pace of approximately $4.5 billion, given the current rate scenario. Additionally, our 90 basis point profit margin on loan sales was well above expectations. We expect profit margins to normalize around 60 basis points," said Mark T. Hammond.

MORTGAGE SERVICING

     LOANS SERVICED FOR OTHERS

At June 30, 2003, the Company serviced $29.0 billion in loans for others. This volume is up 34.3% from December 31, 2002. The portfolio contains 210,000 loans that have a weighted rate of 6.13%, a weighted service fee of 34.6 basis points, and a weighted seven months of seasoning. Revenue from the portfolio earned a record $24.7 million during the quarter, up $9.9 million, or 66.7% over the comparable 2002 period.

     MORTGAGE SERVICING RIGHTS
The capitalized value of the servicing portfolio is $210.9 million, or 0.73% of the outstanding balance of the underlying loans. The preliminary market value of the portfolio is $254.8 million. During the quarter, no impairment adjustment was made to the book value of the portfolio. The Company wrote off $37.8 million in book value for loan prepayments and scheduled amortization.


ASSET QUALITY

     NON-PERFORMING LOANS

Non-performing loans at June 30, 2003 were $69.7 million, down $11.9 million or 14.6% from year-end and down $11.6 million from March 31, 2003. Total delinquencies in the Company's investment loan portfolio equaled 2.36% at June 30, 2003, compared with 3.69% at December 31, 2002 and 2.72% at March 31, 2003.

Consistent with the Company's business model, 95.0% of non-performing loans were backed by single-family homes.

     PROVISION FOR LOSSES

The provision for losses was $8.4 million for the three months ended June 30, 2003 from $3.6 million during the second quarter of 2002 and $9.5 million in the quarter ended March 31, 2003. The provision for losses in the current quarter and the comparable quarter in 2002 did not include an increase in the allowance for losses. Net charge-offs were an annualized 0.73% and 0.34% of average investment loans during the three months ended June 30, 2003 and June 30, 2002, respectively. Net charge-offs were 0.72% of average investment loans during 2002.

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     ALLOWANCE FOR LOSSES

The allowance for losses totaled $50.0 million at June 30, 2003. Management believes the current reserve is set at an appropriate level given the current business environment and the current portfolio of investment loans.

The allowance for losses as a percentage of non-performing loans is 71.7%. The allowance for losses as a percentage of investment loans was 1.03% at June 30, 2003.


BALANCE SHEET AND CAPITAL MANAGEMENT

Consolidated assets at June 30, 2003 were $10.2 billion, compared with $8.2 billion at December 31, 2002 and $9.5 billion at March 31, 2003.

Flagstar's stockholders' equity now stands at $535.2 million, or 5.26% of total assets. The book value of the common stock at June 30, 2003 equaled $8.99 per share. Flagstar Bank, the Company's wholly-owned subsidiary reported capital ratios that categorize the Bank as a "well-capitalized" institution for regulatory purposes. The Bank's Core capital ratio stood at 6.58% and the Total risk-based capital ratio stood at 12.17% at June 30, 2003.

AS PREVIOUSLY ANNOUNCED

The Company's quarterly earnings conference call will be held on Friday, July 18, 2003 at 11:00 a.m. Eastern Time.

The conference call will also be webcast at http://www.flagstar.com/inside/presentations.jsp

To participate, please telephone at least ten minutes prior at (800) 361-0912.

Flagstar Bancorp, which has $10.2 billion in total assets, is the second largest banking institution headquartered in Michigan. Flagstar currently operates 96 banking centers with $5.3 billion in total deposits. Flagstar banking centers are throughout southern Michigan and Indiana. Flagstar operates 108 loan centers in 21 states and 15 correspondent lending offices across the nation. Flagstar Bank is one of the nation's largest originators of residential mortgage loans.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements include statements about the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company's control). The words "may," "could," "should," "would," "believe," and similar expressions are intended to identify forward-looking statements.






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                 SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

SUMMARY OF THE CONSOLIDATED STATEMENTS OF EARNINGS      At or for the three months ended        At or for the six months ended
                                                                    June 30,                              June 30,
                                                            2003                 2002              2003                2002
                                                        ------------        ------------       ------------        ------------
                                                                 ( Unaudited, In Thousands, Except Share Data )
  Interest income                                       $    126,323        $    109,152       $    251,115        $    223,974
  Interest expense                                            75,239              62,622            146,477             128,286
                                                        ------------        ------------       ------------        ------------
Net interest income                                           51,084              46,530            104,638              95,688
  Provision for losses                                         8,426               3,589             17,967              11,763
                                                        ------------        ------------       ------------        ------------
Net interest income after provision                           42,658              42,941             86,671              83,925
  Loan servicing fees, net                                   (13,056)              5,508            (38,665)              6,288
  Gain on loan sales, net                                    155,910              25,117            246,811              75,941
  Gain on MSR sales, net                                         320              10,179              1,581              10,830
  Other income                                                11,387               5,840             22,065              12,297
  Operating expenses                                          65,489              48,772            123,060             109,041
                                                        ------------        ------------       ------------        ------------
Earnings before federal income tax                           131,730              40,813            195,403              80,240
  Provision for federal income taxes                          46,150              14,395             68,496              28,299
                                                        ------------        ------------       ------------        ------------
Net earnings                                            $     85,580        $     26,418       $    126,907        $     51,941
                                                        ============        ============       ============        ============
Basic earnings per share *                              $       1.44        $       0.45       $       2.14        $       0.90
Diluted earnings per share *                            $       1.34        $       0.43       $       2.00        $       0.84
Dividends paid per common share *                       $       0.10        $       0.03       $       0.15        $       0.05
Interest rate spread                                            2.02%               2.77%              2.23%               2.92%
Net interest margin                                             2.26%               3.05%              2.47%               3.13%

Return on average assets                                        3.48%               1.53%              2.71%               1.54%
Return on average equity                                       69.55%              32.00%             54.67%              32.75%
Efficiency ratio                                               31.85%              52.35%             36.58%              54.24%

Mortgage loans originated or purchased                  $ 17,488,383        $  7,488,490       $ 32,550,482        $ 16,750,674
Mortgage loans sold                                     $ 17,287,723        $  6,818,644       $ 30,540,969        $ 15,762,964
Equity/assets ratio (average for the period)                    5.00%               4.79%              4.96%               4.70%

Ratio of charge-offs to average investment loans                0.73%               0.34%              0.84%               0.52%

================================================================================================================================
SUMMARY OF THE CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION:

                                                          June 30,            March 31,        December 31,           June 30,
                                                            2003                2003               2002                 2002
                                                        ------------        ------------       ------------        ------------
 Total assets                                           $ 10,172,982        $  9,506,721       $  8,203,702        $  6,788,880
 Loans held for sale                                       3,731,829           4,357,802          3,302,212           2,755,274
 Investment loans portfolio, net                           4,798,327           4,224,196          3,948,682           3,285,480
 Allowance for losses                                         50,000              50,000             50,000              46,000
 Mortgage servicing rights                                   210,869             181,606            230,756             192,280
 Deposits                                                  5,269,463           5,178,967          4,373,889           3,593,615
 FHLB advances                                             2,436,122           2,364,597          2,222,000           2,206,000
 Stockholders' equity                                        535,187             457,883            418,946             343,849

OTHER FINANCIAL AND STATISTICAL DATA:

 Equity/assets ratio                                            5.26%               4.82%              5.11%               5.06%
 Core capital ratio                                             6.58%               6.79%              6.73%               6.73%
 Total risk-based capital ratio                                12.17%              12.33%             12.01%              12.54%

 Book value per share *                                 $       8.99        $       7.72       $       7.08        $       5.88
 Shares outstanding *                                         59,499              59,332             59,190              58,478

 Mortgage loans serviced for others                     $ 28,953,871        $ 22,336,428       $ 21,586,797        $ 19,390,204
 Value of mortgage servicing rights                             0.73%               0.81%              1.07%               0.99%

 Allowance for losses to non performing loans                   71.7%               61.5%              61.3%               56.6%
 Allowance for losses to loans held for investment              1.03%               1.17%              1.25%               1.38%
 Non performing assets to total assets                          1.14%               1.34%              1.54%               1.86%

 Number of bank branches                                          95                  91                 87                  76
 Number of loan origination centers                              108                 101                 92                  83
 Number of correspondent offices                                  15                  14                 14                  15
 Number of employees                                           4,110               3,777              3,588               3,059


* All statistics that relate to share data have been restated for a 2 for 1 stock dividend announced April 23, 2003 and completed on May 15, 2003.